Exhibit 99.1
FOR IMMEDIATE RELEASE:

GWG Holdings, Inc. Announces New Board of Director Appointment

Minneapolis, MN (June 24, 2014) – GWG Holdings, Inc. (“GWG” or the “Company”), a leader in the emerging secondary life insurance market, announced today the appointment of Shawn Gensch to its Board of Directors. Mr. Gensch will also lend his finance and accounting expertise by serving on the Audit and Compensation Committees of GWG’s Board of Directors. Mr. Gensch previously served as Target Corporation’s Senior Vice President of Marketing.

“I am excited to join this unique and diverse Board of Directors at GWG and offer my experience in the fields of marketing and structured finance,” said Mr. Gensch. Mr. Gensch has previous experience with both Mill Creek Bank (Conseco Finance) as its Chief Financial Officer, President and Chief Executive Officer and at KMPG as a Consultant and Accountant. Jon Sabes, GWG’s Chief Executive Officer, added, “Shawn brings a tremendous amount of marketing and branding experience coupled with the unique perspective of serving as a structured finance consultant, leader, and accountant for large financial firms. We are very fortunate to have Shawn join our Board at this critical time of growth for our company and this industry.”

About Shawn R. Gensch. Mr. Gensch has extensive experience over the past 20 years as a financial and marketing executive. Mr. Gensch was most recently Senior Vice President of Marketing for Target Corporation from early 2012 through 2013. At Target he led paid, owned, and earned media for the enterprise, including media strategy, public relations, events and lifestyle marketing, strategic partnerships, and all traditional, digital, social and direct-to-guest channels. In previous marketing roles, beginning in 2008, he led brand marketing, storewide and seasonal campaigns, agency management, and marketing finance, production and technology teams.

Mr. Gensch joined Target in 2003 as its Director of New Business Development and was promoted in 2005 to Vice President of Financial Product Design & Development at Target Financial Services, managing the credit and gift card businesses, as well leading the design and development of Target’s debit card product. He led the de novo start-up of Target Bank, serving as the first President of the banking enterprise.

Prior to Target, Mr. Gensch worked in various roles within structured finance, insurance, banking and consulting, including his service as President and Chief Executive Officer for Mill Creek Bank (Conseco Finance) from 2002-3003 and Senior Vice President and Chief Financial Officer from 2000-2002. He began at Green Tree Financial Corporation in 1997 as their Vice President, Assistant Treasurer, and led their commercial paper program and asset-based funding conduits, syndicated banking lines and structured-finance securitization across numerous asset classes. In 1992 , Mr. Gensch began his career with KPMG as an Assurance Accountant after earning his B.S degree (Accounting) from University of Wisconsin–Eau Claire. Between 1994 and1997 he provided his skills at KPMG as a Consultant for the Structured Finance Group.

Mr. Gensch previously served on the Board of Minneapolis’ Walker Art Center and is currently Vice-Chair of the Board for Minneapolis’ Avenues for Homeless Youth. In addition, Mr. Gensch serves on the Board of Directors for Anser Innovation, a technology company developing internet-based software and hardware to enhance remote interaction.

About G W G Holdings, Inc. (“GWG”): GWG and its subsidiaries are engaged in the life insurance secondary market. GWG, through its subsidiaries, provide a suite of solutions to the rapidly aging demographic of seniors who own life insurance via the secondary market. The life insurance secondary market provides consumers with options no longer need, want, or can afford their life insurance. The secondary market often provides significantly more value over the cash surrender value offered by insurance carriers. GWG’s strategy is to provide consumers the inherent value in their life insurance while at the same time financing a large, actuarially diverse portfolio of life insurance policies. For more information about GWG, email: info@gwglife.com, or visit www.gwglife.com.

Contact

GWG Holdings, Inc.
Legal: Beau Mayfield
Tel: 877.494.2388
Email: bmayfield@gwglife.com

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